Exhibit 21.1

Subsidiaries of Registrant

Paya, Inc.

TPG Holdco, Inc.

The Payment Group, LLC

Paya EFT, Inc.

Paya Vertical Software, LLC

Stewardship Technology, Inc.

First Mobile Trust, LLC

FBS First Mobile, LLC

GTCR/Ultra Blocker, Inc.

GTCR-Ultra Holdings II, LLC

GTCR-Ultra Holdings III, LLC

GTCR-Ultra Intermediate Holdings, Inc.

FinTech Acquisition Corp. III